Exhibit 5.1

REEDER & SIMPSON, P.C.
ATTORNEYS AT LAW

P.O. Box 601	Telephone: +692-625-3602
RRE Commercial Center	Email: dreeder.rmi@gmail.com
Majuro, MH 96960	r.simpson@simpson.gr

June 30, 2017

Ladies and Gentlemen:

Re: DHT Holdings, Inc. (“Company”)

We are licensed to practice law in the Republic of the Marshall Islands (the “RMI”), and are members in good standing of the bar of the RMI.  We are acting as special RMI counsel to the Company, a RMI corporation, in connection with the registration by the Company of (1) US$850,000,000.00 of maximum aggregate initial public offering price of (i) its shares of common stock, par value US$0.01 per share (the “Common Stock”), (ii) its shares of preferred stock, par value US$0.01 per share (the “Preferred Stock”), (iii) certain warrants for the purchase of Common Stock or Preferred Stock (the “Warrants”) and (iv) certain rights for the purchase of Common Stock or Preferred Stock (the “Rights”, and collectively with the Common Stock, the Preferred Stock, and the Warrants the “Securities”), or any combination thereof, and (2) 47,724,395 shares of Common Stock which may be sold by or on behalf of the selling shareholder named in the prospectus, under the Securities Act of 1933, as amended (the “Securities Act”), from time to time, in or pursuant to one or more offerings on terms to be determined at the time of sale, on a Registration Statement on Form F-3 filed with the Securities and Exchange Commission (the “Commission”), and all amendments thereto (such registration statement as so amended, being hereinafter referred to as the “Registration Statement”).

In connection with our opinion, we have examined electronic copies, certified or otherwise identified to our satisfaction, of the Registration Statement and the exhibits attached thereto and such other documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion.  We have also made such examinations of matters of laws as we deemed necessary in connection with the opinion expressed herein.

We express no opinion as to matters governed by, or the effect or applicability of any laws of any jurisdiction other than the laws of the RMI which are in effect as the date hereof.  This opinion speaks as of the date hereof, and it should be recognized that changes may occur in the laws of the RMI after the date of this letter which may affect the opinions set forth herein.  We assume no obligation to advise the parties, their counsel, or any other party seeking to rely upon this opinion, of any such changes, whether or not material, or of any other matter which may hereinafter be brought to our attention.

Based upon and subject to the assumptions, qualifications and limitations herein, we are of the opinion that the Common Stock has been duly authorized, and when the Common Stock is issued, sold and paid for as contemplated in the prospectus included in the Registration Statement, including any shares of Common Stock issued on conversion, exchange or exercise of other securities when issued and delivered against payment therefor, will be validly issued, fully paid and non-assessable and will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.  We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely, /s/ Dennis J. Reeder Dennis J. Reeder Reeder & Simpson, P.C.